News Release

Document Security Systems, Inc. Robin Pedace Document Security Systems, Inc. 202.885.5536 Email: robin@documentsecurity.com	Investor contact: Bryan Kobel Hayden Communications, Inc. 646.383.7621 Email: bryan@haydenir.com	Media contact: Kim Allen Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems to
Move Forward with Infringement Suit vs. ECB

ROCHESTER, NY, December 18, 2007 - Document Security Systems, Inc. (AMEX: DMC), a leader in proven, patented optical deterrent technologies and products that protect against counterfeiting and brand fraud due to unauthorized copying, scanning and photo imaging, today announced that DMC has been unsuccessful in persuading the European Central Bank (“ECB”) to engage in reasonable dialogue with the goal of reaching a mutually beneficial going-forward agreement. As a result, DMC has initiated drafting the legal paperwork with plans to file the infringement proceedings in Germany.

The filing of the infringement suit against the ECB in Germany is made possible by the company’s win of the invalidity proceedings brought against it by the ECB where the court ruled in DMC’s favor upholding DMC's Patent number 0455750B1 (the “Patent”) as valid.

On August 1, 2005, DMC filed a patent infringement lawsuit in the European Court of First Instance (“CFI”) against the ECB, alleging that the Euro banknotes produced by the ECB infringe DMC's Patent. Subsequently, in its defense the ECB filed claims to invalidate the Patent with patent courts in France, Germany, the United Kingdom, the Netherlands, Austria, Italy, Spain, Luxembourg and Belgium. In order to completely invalidate the patent the ECB had to win in all 9 courts. To date, the Patent has been held to be valid in Germany, and DMC is appealing a ruling in the U.K. in which the Patent was held to be invalid.

In 2007 additional trials occurred in France and most recently the Netherlands. No rulings have yet been made in those hearings. After several postponements, France is scheduled for January 8, 2008 and the Netherlands is scheduled for February 20, 2008. It should be noted that regardless of the outcomes of any of the future validity decisions the Patent remains valid due to the German victory.

The CFI ruled on September 5, 2007 that it was not the correct venue for infringement proceedings, which has opened the door for country-by-country infringement litigation. The Company’s legal victory in Germany clears the way for an infringement lawsuit against the ECB for the past printing of approximately 40 billion Euros with the Company’s patented technology. Damages for infringement by the ECB of the Patent in Germany alone, and solely for the Euro are estimated to range from $24 million to $53 million. Actual damages will be determined by the court.

It is estimated that approximately 23% of all Euros are manufactured and pass through Germany. Numerous other currencies containing the same infringing technology are also manufactured in Germany.

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December 18, 2007 - Document Security Systems to Move Forward with ECB Infringement Litigation

Patrick White, CEO of DMC, commented, “We are frustrated and dismayed at the attitude of the ECB. I’m frankly stunned that they would not consider listening to a going forward approach that would allow the ECB to utilize significant improvements of our rich portfolio of technologies to protect the Euro - one of the most widely counterfeited currencies in the world. Whether it is the ECB or the large financial printers in Germany, Document Security Systems has always sought a reasonable resolution to this matter, and we would much prefer to resolve this dispute in a boardroom than in a courtroom. Our focus has always been to build business relationships in Europe where we have introduced some of the most dynamic, yet cost-effective anti-counterfeiting solutions in the world. And while we’d rather negotiate a reasonable business agreement before we initiate additional lawsuits, we can no longer give the ECB this consideration, and expect to file infringement paperwork in Germany against the ECB during the next 60 days.”

About Document Security Systems, Inc.

Document Security Systems, Inc. (AMEX: DMC) is a leader in proven patented protection against counterfeiting and unauthorized copying, scanning and photo imaging. The company offers a broad portfolio of anti-counterfeiting technologies, processes and products, and provides consulting for customized document security printing solutions. Its various anti-scanning technologies and products are used for currency, vital records, packaging, labels, tickets, ID Cards, passports and gift certificates. Document Security Systems’ products, such as its new AuthentiGuard® Security Paper, protect original documents from copying or duplication. Its strategy is to become the world’s leading producer of cutting-edge security technologies for printed products. More information about Document Security Systems can be found at its websites: www.documentsecurity.com, www.plasticprintingprofessionals.com, and www.authenticate-360.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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